Exhibit 3.1

CERTIFICATE OF AMENDMENT

of

CERTIFICATE OF LIMITED PARTNERSHIP

of

EXTERRAN PARTNERS, L.P.

a Delaware limited partnership

(to be renamed ARCHROCK PARTNERS, L.P.)

November 2, 2015

THIS Certificate of Amendment to the Certificate of Limited Partnership of Exterran Partners, L.P. (the “Partnership”), dated as of November 2, 2015, has been duly executed and is being filed by the undersigned, as general partner of the Partnership, in accordance with the provisions of 6 Del. C. §§ 17-202 and 17-204, to amend the Certificate of Limited Partnership of the Partnership, which was filed with the Secretary of State of the State of Delaware and subsequently amended on August 20, 2007 (the “Certificate”).

1.                                      The name of the limited partnership is Exterran Partners, L.P.

2.                                      Article 1 of the Certificate is hereby amended and restated in its entirety to read as follows:

“1. Name.  The name of the limited partnership is “Archrock Partners, L.P.”.”

3.                                      Article 3 of the Certificate is hereby amended and restated in its entirety to read as follows:

“3.  General Partner.  The name and the business, residence or mailing address of the general partner are:

Archrock General Partner, L.P.

16666 Northchase Drive

Houston, Texas  77060”

3.                                      Effectiveness.  This amendment shall be effective at 12:01 a.m. on November 4, 2015.

IN WITNESS WHEREOF, the undersigned, being the sole general partner of the Partnership, has executed this Certificate of Amendment to the Certificate of Limited Partnership as of the date first-above written.

ARCHROCK GENERAL PARTNER, L.P.

By: Archrock GP LLC, its sole general partner

By:	/s/ Donald C. Wayne
	Name:	Donald C. Wayne
	Title:	Vice President and General
Counsel